Exhibit 10.1
WM Technology, Inc.

Amended and Restated Non-Employee Director Compensation Policy

Approved and Adopted by the Board of Directors: February 9, 2022
Effective February 9, 2022

The purpose of this Non-Employee Director Compensation Policy (the “Policy”) of WM Technology, Inc., a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). An Outside Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be.

In furtherance of the purpose stated above, all Outside Directors who will continue as a member of the Board of Directors (the “Board”) following the closing of the Company’s business combination with Silver Spike Acquisition Corp. (the “Closing”) shall receive, as compensation for services provided to the Company, (a) the cash retainers set forth below and (b) a grant of restricted stock units as set forth below.

I.Cash Retainers

Outside Directors are eligible to receive the annual cash retainers in the amounts and subject to the terms and conditions as set forth below. All payments shall be made in arrears on the last business day of each fiscal quarter in which the Outside Director’s service occurred. All annual cash retainers are vested upon payment.

For the fiscal year in which the Closing occurs, each annual retainer set forth below will be prorated based on the days remaining in the fiscal year in which the Closing occurs, with the prorated amount paid for the fiscal quarter in which the Closing occurs, and regular full quarterly payments thereafter. If, following the Closing, an Outside Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be prorated based on days served in the applicable fiscal year, with the prorated amount paid for the first fiscal quarter in which the Outside Director provides the service, and regular full quarterly payments thereafter.

(a)Annual Retainer for Board Membership: $50,000 for general availability and participation in meetings and conference calls of our Board.
(b)Additional Annual Retainers for Committee Membership:

Audit Committee Chairperson: $20,000

Audit Committee member (other than Chairperson): $8,000

Compensation Committee Chairperson: $12,000

Compensation Committee member (other than Chairperson): $5,000
Nominating and Corporate Governance Committee Chairperson: $7,500
Nominating and Corporate Governance Committee member (other than Chairperson): $3,500

Exhibit 10.1
(c)Additional Annual Retainer for Chairperson of our Board of Directors (if an Outside Director): $50,000

(d)Additional Annual Retainer for Lead Independent Director: $15,000 for serving as lead independent director of our Board of Directors.

II.Equity Retainers

(a)Initial Grant. Effective upon the Closing, without any further action of the Board or Compensation Committee of the Board, each Outside Director who is elected or appointed for the first time to be an Outside Director will automatically, upon the date of his or her initial election or appointment to be an Outside Director (the “Commencement Date”), will receive an initial, one-time grant of restricted stock units (the “Initial Grant”) with an aggregate value of approximately $400,000, that vests in three equal annual installments over three years from the Commencement Date. For the avoidance of doubt, the Initial Grant may only be granted once to any Outside Director. Notwithstanding the foregoing, no Initial Grant will be made until a Form S-8 Registration Statement has been filed by the Company in respect of the shares available for issuance under the Plan (as defined below), in which case the Commencement Date will remain the date of the Outside Director’s initial election or appointment.

(b)Annual Grant. Without any further action of the Board or Compensation Committee of the Board, at the close of business on the date of each annual meeting of the Company’s stockholders (the “Annual Meeting Date”), each Outside Director who will continue as a member of the Board following such Annual Meeting Date will receive a grant of restricted stock units on the Annual Meeting Date (the “Annual Grant”) with an aggregate value of approximately $200,000, that vests in full on the earlier of (i) the first anniversary of the grant date or (ii) the next Annual Meeting Date.

III.General

All grants of equity retainer awards to Outside Directors pursuant to this Policy will be automatic and nondiscretionary and will be made in accordance with the following provisions:
(a)Plan. The grants of equity retainer awards to Outside Directors will be made pursuant to the Company’s 2021 Equity Incentive Plan (the “Plan”).
(b)Value. For purposes of this Policy, the number of restricted stock units granted to an Outside Director hereunder shall be equal to the closing market price on the Nasdaq Stock Market (or such other market on which the Company’s Class A common stock is then principally listed) of one share of the Company’s Class A common stock on the day prior to the effective date of the grant. If the value of each grant of restricted stock units is denominated in dollars, the number of shares of restricted stock units that are granted pursuant to each award shall be rounded down to the nearest whole share.

(c)Revisions. The Board and/or the Compensation Committee in its discretion may change and otherwise revise the terms of awards to be granted under this Policy, including, without limitation, the number of shares subject thereto, for awards of the same or different type granted on or after the date the Board and/or the Compensation Committee determines to make any such change or revision.

Exhibit 10.1
(d)Vesting; Change in Control Acceleration. All vesting is subject to the Outside Director’s Continuous Service (as defined in the Plan) through the applicable vesting date. Notwithstanding the foregoing vesting schedule, for each Outside Director who remains in Continuous Service with the Company until immediately prior to the closing of a Change in Control (as defined in the Plan), the equity retainer awards granted to Outside Directors pursuant to this Policy shall become 100% vested immediately prior to the closing of such Change in Control.

(e)Remaining Terms. The remaining terms and conditions of each restricted stock unit, including transferability, will be as set forth in the Company’s standard restricted stock unit award agreement, in the applicable form adopted from time to time by the Board or the Compensation Committee of the Board.

IV.Expenses

The Company will reimburse all reasonable out-of-pocket travel expenses incurred by Outside Directors in attending meetings of the Board or any Committee thereof; provided, that the Outside Director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

V.Maximum Annual Compensation

The aggregate value of all compensation granted or paid, as applicable, to any individual for service as an Outside Director with respect to any calendar year, including equity awards granted and cash fees paid by the Company to such Outside Director, will not exceed (i) $750,000 in total value or (ii) in the event such Outside Director is first appointed or elected to the Board during any calendar year, $1,000,000 in total value, in each case calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes (or such other limit as may be set forth in Section 3(d) of the Plan or any similar provision of a successor plan). The foregoing limitation shall commence with the first calendar year that begins following the Closing.

VI.Administration

The Board, or Compensation Committee of the Board, will administer the Policy. The Board or the Compensation Committee of the Board will have the sole discretion and authority to administer, interpret, amend and terminate the Policy, and the decisions of the Board or the Compensation Committee of the Board will be final and binding on all persons having an interest in the Policy.
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